Exhibit 99.1

IMMEDIATE RELEASE	June 6, 2011

INVESTIGATORS REPORT FULL PHASE 3 LYMPHOSEEK (TILMANOCEPT) STUDY RESULTS AT ASCO

Results Reaffirm Earlier NEO3-09 Positive Top-Line Results Showing Superiority to Vital Blue Dye

Chicago, IL – June 6, 2011 – Independent investigators reported today full results from the NEO3-09 study, reaffirming earlier top-line results that showed Lymphoseek® (99mTc-tilmanocept) met all primary and secondary endpoints and exhibited superior performance to vital blue dye in intraoperative lymphatic mapping (ILM) procedures. The results were presented during a moderated poster-discussion session today by Anne Wallace, MD, Moores Cancer Center, University of California San Diego, and Vernon Sondak, MD, H. Lee Moffitt Cancer Center in Tampa, Florida, at the American Society of Clinical Oncology (ASCO) Meeting in Chicago.

“NEO3-09 is intended to be the final Phase 3 study for initial U.S. registration of the lymphatic tissue tracing agent originally developed at UC San Diego Moores Cancer Center, where we went from bench to bedside to use this agent in helping diagnose breast cancer patients in clinical trials,” said Dr. Wallace. “Lymphoseek compared very favorably to the standard of care, vital blue dye, was well tolerated without side effects, and as noted by prior studies, continued to show superior performance characteristics. As a surgeon who has worked with Lymphoseek for years, I find it easy to localize the sentinel node and appreciate its ease of use.”

NEO3-09 Primary Endpoint Met – Strong Findings Across Both Phase 3 Studies

The primary endpoint of the NEO3-09 study was the comparison (the Concordance Rate, or the rate of agreement) of Lymphoseek versus vital blue dye, where vital blue dye is considered by FDA as the only approved, on-label agent for lymphatic mapping, thus making it the appropriate requisite “Truth Standard” comparator for registration purposes. The Concordance Rate was analyzed on both a per-node and per-patient basis.

In NEO3-09, study subjects yielded a total of 229 lymph nodes stained with vital blue dye.  Of these blue-stained nodes, Lymphoseek detected 229, for a Concordance Rate of 100%, which was a highly statistically significant finding (p<0.0001).  This Concordance Rate was consistent with the 97.67% rate observed in the NEO3-05 study (p<0.0001).

On a per-patient basis, the NEO3-09 study yielded a total of 133 patients with lymph nodes stained with vital blue dye.  Of these patients, Lymphoseek detected the same blue-stained nodes in all 133 patients, for a Concordance Rate of 100%, a highly statistically significant finding (p<0.0001).  This Concordance Rate was consistent with the 96.32% rate observed in the NEO3-05 study (p<0.0001).

Key Findings in Detection of Lymph Nodes Bearing Cancer

The NEO3-09 Phase 3 clinical study enrolled 133 subjects with either breast cancer or melanoma (n = 68 and 65 patients, respectively) in the intent-to-treat (ITT) population.  On a per node basis, Lymphoseek exhibited a failed detection rate (FDR) of 0%, whereas vital blue exhibited an FDR of 25%.  The prospective analysis confirmed the earlier retrospective analysis of Lymphoseek’s lower FDR observed in the first Phase 3 study, NEO3-05.  This low failed detection rate of tumor-bearing lymph nodes for Lymphoseek compared to vital blue dye means Lymphoseek missed fewer lymph nodes that contained cancer, a key finding given that the objective of ILM is to determine if cancer has spread to the lymph nodes.

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Lymphoseek also exhibited a lower the FDR on a per-patient basis.  Across the replicate NEO3-05 and NEO3-09 Phase 3 studies, among the 55 patients identified to have lymph nodes containing pathology-confirmed tumor, Lymphoseek missed 0 patients, for an FDR of 0%, whereas vital blue dye missed 4 patients (2 breast cancer and 2 melanoma diagnoses) for an FDR of 7.3%(p<0.044).  Additionally, Lymphoseek also identified 2 patients with lymphoma that were not identified by vital blue dye.  Thus, Lymphoseek facilitated the identification of 6 patients out of a total of 55 patients with lymph node-positive pathology (10.9%) whose cancer status would not have been accurately identified by vital blue dye.

“Both on a per-node and per-patient basis, the NEO3-09 data presented here at ASCO continue to reinforce the findings of previous clinical studies that suggest Lymphoseek provides significantly higher specificity and sensitivity, and a significantly lower failed detection rate, than vital blue dye,” said Dr. Vernon Sondak of the H. Lee Moffitt Cancer Center in Tampa, Florida. “With the diagnostic and safety limitations of vital blue dye, these results should be a welcome sign for clinicians searching for potential innovative technologies to help in the diagnostic process for breast cancer or melanoma patients.”

NEO3-09 Secondary Endpoint Findings

A secondary analysis treated Lymphoseek as the “Truth Standard” in ILM procedures; this Reverse Concordance Rate was also analyzed on a per-node and per-patient basis. In NEO3-09, 378 lymph nodes labeled with Lymphoseek were obtained. Of these, vital blue dye was observed in 229 nodes. Using Lymphoseek as the Truth Standard, the Reverse Concordance Rate for vital blue dye was 60.58%, which was not statistically significant (p=1.0000). This finding was similar to the retrospective Reverse Concordance Rate observed in the NEO3-05 Phase 3 study of 68.63% (p=1.0000, not significant). These data demonstrate vital blue dye did not perform equivalently to, and in fact was inferior to, Lymphoseek in these measures of lymph node detection.

In the per-patient analysis, the NEO3-09 study yielded a total of 152 patients with lymph nodes labeled with Lymphoseek. Of these patients, vital blue dye detected the same blue-stained nodes in only 76 patients, a Reverse Concordance Rate of 50.00% (p=1.0000, not significant). This Reverse Concordance Rate was consistent with the 54.17% rate observed in the NEO3-05 study (p=1.0000, not significant). Thus, the per-patient data demonstrate the inferiority of vital blue dye performance relative to Lymphoseek.

Using the Concordance Rate and Reverse Concordance Rate data from NEO3-09 in a pre-specified, prospective statistical test of superiority, Lymphoseek’s performance was significantly superior to vital blue dye in lymph node detection (p<0.0001).

NEO3-09 Safety & LN Identification Findings

In both NEO3-09 and NEO3-05, Lymphoseek demonstrated no drug-related serious adverse events or clinically significant adverse events, whereas vital blue dye exhibited 3 adverse events, including one significant drug-related adverse event, anaphylactic hypotension.  In over 500 subjects receiving Lymphoseek to date, no clinically significant drug-related adverse events have been reported.

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In a full regional nodal dissection procedure, a patient with breast cancer or melanoma may have as many as 20 to 30 lymph nodes removed in order to determine whether or not cancer has spread to other parts of their body.  The very invasive nature of such an extensive surgical procedure frequently causes significant side effects or morbidity (e.g., bleeding, pain, infection, neuropathy, seromas, and lymphedema).  In the NEO3-05 and NEO3-09 studies combined, Lymphoseek detected an average of 2.4 lymph nodes per patient, whereas vital blue dye detected an average of approximately 1.5 lymph nodes per patient.  With this small difference, Lymphoseek exhibited superior performance in detecting lymph nodes containing cancer, as evidenced by its lower FDR, noted above.  The average number of lymph nodes detected by Lymphoseek is still far below the number of lymph nodes removed in a full nodal dissection procedure, thus potentially sparing the patient the morbidity and side effects associated with more complete regional nodal dissection procedures.  In addition, in over twelve months of post-surgical follow-up to date of the patients involved in the NEO3-05 study, no morbidity issues with Lymphoseek have been reported to date.

“The results presented today reinforce prior clinical evidence indicating that Lymphoseek provides an improved modality for surgical oncologists to identify and diagnose potentially cancerous lymph nodes in breast cancer and melanoma versus the only currently approved agent, vital blue dye,” said Dr. Fred Cope, Neoprobe’s Senior Vice President, Pharmaceutical Research and Clinical Development. “Interestingly, these data also showed the potential ability for Lymphoseek to provide additional benefit to some patients by identifying cancerous lymph nodes that were missed by vital blue dye, which results in more accurate disease staging and ultimately patient treatment.”

Contacts:

Neoprobe Corporation — Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors — (201) 408-4923

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. — (212) 508-9670

About Lymphoseek (Tilmanocept)
Lymphoseek (tilmanocept) is a proprietary radioactive diagnostic tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping.  Two Phase 3 multi-center clinical trials (www.clinicaltrials.gov, trial registration numbers NCT00671918 and NCT01106040) for Lymphoseek in patients with breast cancer or melanoma have concluded. A third Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma is currently ongoing (www.clinicaltrials.gov, trial registration number NCT00911326).

About Neoprobe
Neoprobe Corporation (NYSE AMEX: NEOP) is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe recently announced the sale of its neoprobe® GDS line of gamma detection systems to Devicor Medical Products, Inc.  The move was made to allow the Company to focus its efforts on the development of and radiopharmaceutical and related agents such Lymphoseek® and RIGScan™.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

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The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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